Exhibit 99.1

News
Release

For:	Immediate Release	Contact:	Larry Lentych
	October 26, 2006		574 235 2000

Andrea Short
574 235 2000

1ST SOURCE INCREASES INCOME, DIVIDEND ANNOUNCED

South Bend, IN - 1st Source Corporation (Nasdaq:SRCE), parent company of 1st Source Bank, today reported net income of $10.96 million for the third quarter of 2006, an increase of 15.64 percent over the $9.48 million in the third quarter of 2005. For the first nine months of 2006, net income for 1st Source Corporation was $31.17 million, an increase of 26.46 percent over the $24.65 million reported for the same period in 2005.

Diluted net income per share for the third quarter of 2006 amounted to $0.48 up 17.07 percent over the $0.41 for the same period last year. Diluted net income per common share for the first three quarters of 2006 was $1.36, up 27.10 percent over the $1.07 for the same period of 2005. (All share and per share information has been adjusted for a 10% stock dividend declared on July 27, 2006.)

Christopher J. Murphy III, Chairman and Chief Executive Officer, reported that at its October meeting, the Board of Directors approved a cash dividend of $0.14 per share, up 18.64 percent from the dividend announced a year ago. The cash dividend will be payable on November 15, 2006, to shareholders of record on November 6, 2006.

Mr. Murphy commented, “The Corporation continues to perform well. We were aided in the third quarter by a $3.20 million, pre-tax, gain on the sale of mortgage servicing rights by Trustcorp, our mortgage subsidiary. We continue to show improvement in the credit area with our nonperforming assets down 33.34 percent since year-end 2005, and net recoveries of $2.94 million year-to-date.”

Mr. Murphy continued, “With our credit quality much improved, we can now refocus on margins and operational improvements. Much of this year has been focused on preparing for the conversion of our core systems in 2007. We look forward to the improved effectiveness and efficiencies the new systems will provide us in meeting the needs of our clients. It will also give us a platform for growth for years to come.”

Noninterest income for the three month periods ended September 30, 2006 and 2005, was $20.82 million and $17.87 million, respectively, and $58.90 million and $50.96 million for the nine month periods ended September 30, 2006 and 2005, respectively. During the third quarter of 2006, mortgage banking income increased primarily due to the $3.20 million, pre-tax, gain on the bulk sale of mortgage servicing rights related to both government and conventional loans. Equipment rental income, service charges on deposit accounts, and trust fees increased in both the three and nine month periods ended September 30, 2006. Insurance commissions decreased slightly during the third quarter of 2006 as compared to the same quarter of 2005; however, insurance commissions increased on a year-over-year basis.

Noninterest expense for the three month periods ended September 30, 2006 and 2005, was $31.82 million and $30.28 million, respectively, and $93.62 million and $92.58 million for the nine month periods ended September 30, 2006 and 2005, respectively. Leased equipment depreciation, business development and marketing expense, and other expense increased on a year-over-year and quarter-over-quarter basis. Professional fees and furniture and equipment expense increased on a year-over-year basis and decreased on a quarter-over-quarter basis.

Salaries and employee benefits decreased on a year-over-year basis primarily due to the first quarter 2006 reversal of previously recognized stock-based compensation expense under historical accounting methods related to the estimated forfeiture of stock awards. Intangible asset amortization decreased during the third quarter of 2006, while supplies and communication and net occupancy expense remained comparable to 2005 levels.

1st Source’s reserve for loan and lease losses as of September 30, 2006, was 2.25 percent of total loans and leases compared to 2.46 percent at September 30, 2005. 1st Source’s recovery of provision for loan and lease losses was $0.67 million this quarter compared to $1.30 million for the third quarter of 2005. Net recoveries were $0.47 million for the third quarter 2006 compared to $0.30 million for the same quarter last year. The ratio of nonperforming assets to net loans and leases was 0.54 percent on September 30, 2006, compared to 0.89 percent on September 30, 2005.

As of September 30, 2006, the 1st Source common equity-to-assets ratio was 10.04 percent compared to 10.08 percent a year ago. Common shareholders' equity was $363.45 million, up 7.03 percent from the $339.57 million reported a year ago. Total assets at the end of the third quarter of 2006 were $3.62 billion up 7.45 percent from a year ago. Total loans and leases were up 10.39 percent and total deposits were up 11.19 percent over the comparable figures at the end of the third quarter of 2005.

1st Source is the largest locally controlled financial institution headquartered and serving the northern Indiana-southwestern Michigan area. While delivering a comprehensive range of consumer and commercial banking services, 1st Source Bank has distinguished itself with highly personalized services. 1st Source Bank also competes for business nationally by offering specialized financing services for new and used private and cargo aircraft, automobiles for leasing and rental agencies, medium and heavy duty trucks, construction and environmental equipment. The Corporation includes 65 banking centers in 15 counties, 3 Trustcorp Mortgage offices in Indiana and Ohio, and 24 locations nationwide for the 1st Source Bank Specialty Finance Group. With a history dating back to 1863, 1st Source Bank has a tradition of providing superior service to clients while playing a leadership role in the continued development of the communities in which it serves.

1st Source may be accessed on its home page at “www.1stsource.com.” Its common stock is traded on the Nasdaq stock market under "SRCE" and appears in the National Market System tables in many daily newspapers under the code name "1st Src." Marketmakers in 1st Source common shares are Crowell, Weedon & Company; FTN Midwest Securities Corp.; Goldman, Sachs & Company; Keefe, Bruyette & Woods, Incorporated; Lehman Brothers, Incorporated; Morgan Stanley & Company, Incorporated; Sandler O’Neill & Partners; Stifel, Nicolaus & Company; Susquehanna Capital Group; and UBS Securities LLC.

1st Source’s floating rate cumulative trust preferred security is traded on the Nasdaq stock market under the symbol “SRCEO.” The rate for the fourth quarter 2006 is 7.12 percent. Marketmakers in those securities are Howe Barnes Investments, Inc.; Stifel, Nicolaus & Company; and UBS Securities LLC.

Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should,” and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.
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(charts attached)

1st SOURCE CORPORATION				Page 5
3rd QUARTER 2006 FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in thousands, except for per share data)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005
END OF PERIOD BALANCES
Assets			$3,621,633	$3,370,426
Loans and leases			2,627,153	2,379,904
Deposits			2,885,268	2,594,801
Reserve for loan and lease losses			59,002	58,547
Intangible assets			19,639	22,087
Common shareholders' equity			363,446	339,572

AVERAGE BALANCES
Assets	$3,574,874	$3,403,606	$3,488,108	$3,367,622
Earning assets	3,331,383	3,180,088	3,250,454	3,149,231
Investments	633,851	673,990	631,669	724,519
Loans and leases	2,614,743	2,382,251	2,538,558	2,328,942
Deposits	2,790,506	2,609,322	2,704,478	2,600,742
Interest bearing liabilities	2,802,797	2,603,261	2,711,949	2,588,482
Common shareholders' equity	360,399	336,234	353,991	330,737

INCOME STATEMENT DATA
Net interest income	$27,451	$25,299	$79,695	$73,105
Net interest income - FTE	28,064	25,975	81,594	75,110
Recovery of provision for loan and lease losses	(667)	(1,304)	(2,638)	(5,136)
Noninterest income	20,823	17,866	58,895	50,959
Noninterest expense	31,824	30,283	93,616	92,583
Net income	10,964	9,481	31,174	24,652

PER SHARE DATA*
Basic net income per common share	$0.49	$0.42	$1.38	$1.08
Diluted net income per common share	0.48	0.41	1.36	1.07
Cash dividends paid per common share	0.140	0.118	0.394	0.336
Book value per common share	16.15	14.93	16.15	14.93
Market value - High	31.330	23.536	31.330	23.536
Market value - Low	28.460	20.055	22.636	17.645
Basic weighted average common shares outstanding	22,497,930	22,737,088	22,549,914	22,760,567
Diluted weighted average common shares outstanding	22,811,273	23,040,503	22,843,785	23,054,000

KEY RATIOS
Return on average assets	1.22%	1.11%	1.19%	0.98%
Return on average common shareholders' equity	12.07	11.19	11.77	9.97
Average common shareholders' equity to average assets	10.08	9.88	10.15	9.82
End of period tangible common equity to tangible assets	9.54	9.48	9.54	9.48
Net interest margin	3.34	3.24	3.36	3.19
Efficiency: expense to revenue	61.66	65.73	64.82	71.43
Net charge-offs to average loans and leases	(0.07)	(0.05)	(0.16)	0.00
Loan and lease loss reserve to loans and leases	2.25	2.46	2.25	2.46
Nonperforming assets to loans and leases	0.54	0.89	0.54	0.89

ASSET QUALITY
Loans and leases past due 90 days or more			$264	$373
Nonaccrual and restructured loans and leases			11,248	19,909
Other real estate			759	940
Repossessions			2,356	368
Equipment owned under operating leases			66	57
Total nonperforming assets			14,693	21,647

*Per share figures have been adjusted for 10% stock dividend declared July 27, 2006.

1st SOURCE CORPORATION		Page 6
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited - Dollars in thousands)
	September 30, 2006	September 30, 2005
ASSETS
Cash and due from banks	$87,166	$78,538
Federal funds sold and interest bearing deposits with other banks	57,742	1,370
Investment securities available-for-sale
(amortized cost of $630,169 and $644,252 at
September 30, 2006 and 2005, respectively)	628,691	639,628

Mortgages held for sale	54,185	126,457

Loans and leases, net of unearned discount:
Commercial and agricultural loans	490,612	426,316
Auto, light truck and environmental equipment	323,671	316,882
Medium and heavy duty truck	335,039	297,896
Aircraft financing	453,975	431,883
Construction equipment financing	287,172	206,220
Loans secured by real estate	610,612	589,217
Consumer loans	126,072	111,490
Total loans and leases	2,627,153	2,379,904
Reserve for loan and lease losses	(59,002)	(58,547)
Net loans and leases	2,568,151	2,321,357

Equipment owned under operating leases, net	74,218	51,544
Net premises and equipment	36,927	37,426
Accrued income and other assets	114,553	114,106

Total assets	$3,621,633	$3,370,426

LIABILITIES
Deposits:
Noninterest bearing	$334,319	$392,312
Interest bearing	2,550,949	2,202,489
Total deposits	2,885,268	2,594,801

Federal funds purchased and securities sold
under agreements to purchase	184,726	187,507
Other short-term borrowings	24,484	113,717
Long-term debt and mandatorily redeemable securities	43,689	18,191
Subordinated notes	59,022	59,022
Accrued expenses and other liabilities	60,998	57,616
Total liabilities	3,258,187	3,030,854

SHAREHOLDERS' EQUITY
Preferred stock; no par value	-	-
Common stock; no par value	8,336	7,578
Capital surplus	280,827	214,001
Retained earnings	94,595	133,188
Cost of common stock in treasury	(19,393)	(12,343)
Accumulated other comprehensive loss	(919)	(2,852)
Total shareholders' equity	363,446	339,572

Total liabilities and shareholders' equity	$3,621,633	$3,370,426

1st SOURCE CORPORATION				Page 7
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - Dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005
Interest income:
Loans and leases	$47,468	$38,781	$132,777	$107,883
Investment securities, taxable	5,298	3,501	14,020	11,234
Investment securities, tax-exempt	1,279	1,342	3,838	3,942
Other	334	33	921	237

Total interest income	54,379	43,657	151,556	123,296

Interest expense:
Deposits	22,399	14,452	58,715	40,098
Short-term borrowings	2,776	2,586	8,358	6,294
Subordinated notes	1,098	1,015	3,228	2,979
Long-term debt and mandatorily redeemable securities	655	305	1,560	820

Total interest expense	26,928	18,358	71,861	50,191

Net interest income	27,451	25,299	79,695	73,105
Recovery of provision for loan and lease losses	(667)	(1,304)	(2,638)	(5,136)

Net interest income after recovery of provision
for loan and lease losses	28,118	26,603	82,333	78,241

Noninterest income:
Trust fees	3,271	3,139	10,320	9,670
Service charges on deposit accounts	5,020	4,656	14,323	12,870
Mortgage banking income	4,971	3,816	9,833	8,134
Insurance commissions	1,012	1,099	3,626	3,096
Equipment rental income	5,032	4,108	13,910	12,050
Other income	1,740	1,607	4,873	4,789
Investment securities and other investment (losses) gains	(223)	(559)	2,010	350

Total noninterest income	20,823	17,866	58,895	50,959

Noninterest expense:
Salaries and employee benefits	17,433	17,663	49,820	53,297
Net occupancy expense	1,854	1,848	5,581	5,682
Furniture and equipment expense	2,936	2,958	9,029	8,444
Depreciation - leased equipment	4,031	3,207	10,960	9,724
Supplies and communication	1,358	1,417	4,028	4,081
Other expense	4,212	3,190	14,198	11,355

Total noninterest expense	31,824	30,283	93,616	92,583

Income before income taxes	17,117	14,186	47,612	36,617
Income tax expense	6,153	4,705	16,438	11,965

Net income	$10,964	$9,481	$31,174	$24,652

The NASDAQ Stock Market National Market Symbol: "SRCE" (CUSIP #336901 10 3)
Please contact us at shareholder@1stsource.com